EXHIBIT 3
                                                        ---------

                        CSW CREDIT, INC.
                        EARNINGS COVERAGE
                   (thousands, except ratios)



                                           1995
                         ----------------------------------------
                          OCTOBER        NOVEMBER       DECEMBER
                         ---------      ----------     ----------

Net Income                $    689       $    651       $    798
Income Taxes                   371            (66)           429
Interest Expense             3,690          3,049          3,063
                         ---------      ----------     ----------
                          $  4,750       $  3,633       $  4,290
                          ========       ========       ========


Interest Expense          $  3,690       $  3,049       $  3,063



Ratio of Earnings
  to Fixed Charges            1.29           1.19           1.40
                          --------        -------       --------




                        CAPITAL STRUCTURE
                        DECEMBER 31, 1995
                           (thousands)



Short-term Debt                  $ 604,600         93%
Common Equity                       43,603          7%
                                 ---------       -----
     Total                       $ 648,203        100%
                                 =========       =====








                             Page 11